EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES FIRST QUARTER RESULTS

Wabash, IN (April 8, 2005) Escalade, Incorporated (NASDAQ: ESCA) announced today that net income nearly doubled for the quarter, increasing 93% to $1,154,000 or nine cents per share as compared to five cents in the year ago quarter due in full to the turnaround of the office products operations. Net sales fell 13% for the quarter to $29,782,000 due primarily to product rationalization, delays or timing shifts of product shipments, and discontinued business with unprofitable customers.

Escalade Sports' net sales of sporting goods products were off 7% to $14,021,000 due to a shift in the timing of basketball system purchases by our customers that will result in future shipments closer to their actual needs. Net income declined from a profit in the year ago quarter to a small loss this quarter. It is not unusual for our seasonally slow first quarter to produce a small loss. During the quarter we completed the acquisition of the assets of ChildLife, Inc., a manufacturer of premium wood outdoor residential play systems. This should add between five and six million dollars in revenue to the balance of this year and gives us an entry into a new product line that we believe we can grow and will enhance some of our current product offerings. We are still finalizing our fall and Christmas product placement with our customers so it is a little early to predict our full year sales revenues, however, we believe we have strong, innovative product offerings and that our dealer base will continue to expand.

Martin Yale's net sales of office products declined 17% for the quarter to $15,761,000, primarily due to product rationalization and the discontinuation of business with unprofitable customers. Additionally, a temporary supply interruption of paper shredders resulted in both a loss of business for the quarter and the postponement of some shipments. This has now been fully corrected. Net income increased 293% for the quarter due to last years aggressive worldwide cost reduction programs, U.S. facility consolidation, and to a lesser extent by price increases that were only partially realized during the quarter. Additionally, net income was increased by lower effective tax rates as European profitability allowed the partial utilization of tax loss carryforwards. Mr. Jack Costelloe, President of Martin Yale remarked that "There are more cost reductions to be realized as we consolidate and synergize European distribution; however, they will come at a much slower pace. Our primary focus now needs to shift to product development and innovation that creates growth in future years."

Mr. Bill Reed, CEO and President of Escalade stated that "During the quarter, we paid our second annual dividend, increasing it 25% to $0.15 per share and replenished our stock buyback program, boosting it back to the $3,000,000 level. We are continuing to look for other means of enhancing shareholder value including reviewing acquisition opportunities."

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.

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


CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited, In Thousands Except Per Share Amounts)

                                                        3 Months Ended                    12 Months Ended
                                                 ------------------------------    ------------------------------
                                                 19 March 2005    20 March 2004    19 March 2005    20 March 2004
                                                 -------------    -------------    -------------    -------------
NET SALES ....................................   $      29,782    $      34,060    $     216,431    $     221,758

OPERATING  EXPENSES
        Cost of goods sold ...................          20,859           24,518          154,732          159,223
        Selling and administrative ...........           7,175            8,050           42,195           40,558
        Restructuring ........................              --               --            2,366               --
        Impairment of goodwill ...............              --               --            1,312               --
                                                 -------------    -------------    -------------    -------------

OPERATING INCOME .............................           1,748            1,492           15,826           21,977

OTHER INCOME (EXPENSE)
        Interest expense .....................            (286)            (365)          (1,692)          (2,200)
        Other income (expense) ...............             245              (18)             281            2,543
                                                 -------------    -------------    -------------    -------------

INCOME BEFORE INCOME TAXES ...................           1,707            1,109           14,415           22,320

PROVISION FOR INCOME TAXES ...................             553              511            6,032            6,880
                                                 -------------    -------------    -------------    -------------

NET INCOME ...................................   $       1,154    $         598    $       8,383    $      15,440
                                                 =============    =============    =============    =============

PER SHARE DATA
        Basic earnings per share .............   $        0.09    $        0.05    $        0.64    $        1.20
                                                 =============    =============    =============    =============
        Diluted earnings per share ...........   $        0.09    $        0.05    $        0.63    $        1.18
                                                 =============    =============    =============    =============
        Average shares outstanding ...........          13,058           12,910           13,031           12,911


CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

                                                                19 March 2005   20 March 2004   25 December 2004
                                                                -------------   -------------   -------------
ASSETS
       Current assets .......................................   $      77,910   $      71,911   $      83,402
       Property, Plant & Equipment - net ....................          15,773          17,024          16,498
       Other assets .........................................          17,140          17,670          17,311
       Goodwill .............................................          17,793          18,707          17,888
                                                                -------------   -------------   -------------
           Total ............................................   $     128,616   $     125,312   $     135,099
                                                                =============   =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
       Current liabilities ..................................   $      27,865   $      37,681   $      47,606
       Other liabilities ....................................          32,151          27,428          17,515
       Stockholders' equity .................................          68,600          60,203          69,978
                                                                -------------   -------------   -------------
           Total ............................................   $     128,616   $     125,312   $     135,099
                                                                =============   =============   =============

FORWARD LOOKING STATEMENTS


This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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